EXHIBIT 99.1

vTv Therapeutics Announces Paul Sekhri as new President and Chief Executive Officer

HIGH POINT, N.C. – (GLOBE NEWSWIRE) – July 27, 2022 — vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical stage biopharmaceutical company focused on the development of orally administered treatments for type 1 diabetes (T1D), today announced that Paul Sekhri will lead the company as President and Chief Executive Officer, effective August 1, 2022. Rich Nelson, who has been serving as Interim Chief Executive Officer since March 2, 2022, will continue to support the company as Executive Vice President, Corporate Development and as a member of the Board of Directors. Mr. Sekhri will also join vTv’s Board of Directors.

Paul joins vTv as it sets to launch Phase 3 pivotal studies for its most advanced product, TTP399, which was granted Breakthrough Therapy designation by the U.S. Food and Drug Administration (FDA) in April 2021 as an oral adjunctive therapy for the treatment of T1D.

Positive results from the Phase 2 study showed treatment with TTP399 resulted in a statistically significant improvement in HbA1c relative to placebo and a clinically meaningful 40% decrease in the frequency of severe and symptomatic hypoglycemia.

Last month, vTv announced a $25 million investment by G42 Investments AI Holding RSC Ltd. and entry into a collaboration and license agreement with affiliates of G42 Healthcare whereby G42’s affiliate will be funding a significant portion of the Phase 3 clinical trials for TTP399.

"While I’ve served in the Interim CEO role for the past four months, we diligently searched for the right candidate to steer the company through this final stage of TTP399 development and are highly confident that Paul is the right person for the role," said Rich Nelson. "We are thrilled to have Paul join vTv at this very exciting time in the company’s lifecycle as we actively engage in activities in preparation of the initiation of our Phase 3 trials and continue to have positive discussions with institutions in the biotech community about further investment in vTv. Paul brings extensive experience as CEO of several prominent healthcare companies and has strong ties to the biotech investment community. We are very excited to have Paul on board and I look forward to continuing to support vTv in my new role and to support Paul in his.”

Mr. Sekhri brings nearly 30 years of healthcare experience, including serving as President and CEO of several healthcare companies such as eGenesis, Lycera Corp., Cerimon Pharmaceuticals, as well as senior business development and strategy roles at Sanofi, Teva Pharmaceutical Industries Ltd., TPG Biotech, Cerimon, Ariad Pharmaceuticals and Novartis Pharma AG. He has been a director on more than 30 private, public company and non-profit boards and is currently a Director at Ipsen, S.A., Compugen, Pharming N.V., Veeva Systems, Longboard, Spring Discovery and eGenesis. Additionally, he is on the Board of Directors of the Metropolitan Opera.

"During my long career as a biotechnology executive, I have been attracted to truly novel therapeutic approaches that address serious medical challenges and/or improve patient care," said Mr. Sekhri. "T1D is a challenging enough disease for patients to manage without also having to worry about hypoglycemia. A treatment that significantly reduces the risk of hypoglycemia while also improving Hb1Ac would be a significant advance for treating this disease. I look forward to working with the vTv team to initiate and successfully complete our Phase 3 trials."

On July 26, 2022, Mr. Sekhri was granted stock options (the “Options”) to purchase 2,200,000 shares of the Class A common stock of vTv at an exercise price of $0.79 per share pursuant to an inducement award agreement (the “Inducement Award Agreement”). Subject to potential acceleration upon the achievement of certain performance metrics as set forth in the Inducement Award Agreement, 25% of the Options will vest on the first anniversary of the grant date and thereafter the Options will vest in equal quarterly installments over the next three years. Upon certain terminations of employment, a portion of the Options will vest on a pro rata basis based on the number of days employed during the four-year term. The grant of Options was made as an inducement grant under NASDAQ Listing Rule 5635(c)(4).

About vTv Therapeutics
vTv Therapeutics Inc. is a clinical stage biopharmaceutical company focused on developing oral, small molecule drug candidates. vTv has a pipeline of clinical drug candidates led by programs for the treatment of type 1 diabetes and cystic fibrosis related diabetes. vTv’s development partners are pursuing additional indications in type 2 diabetes, chronic obstructive pulmonary disease, renal disease, primary mitochondrial myopathy, and pancreatic cancer.

For more information, please visit www.vtvtherapeutics.com.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties, including statements regarding the potential grant of the FDA Approval. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the agreements and transactions described in this release are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors, including the risk that the FDA Approval is not received on a timely basis or at all, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contact: vTv:	Katie Larch / Robert Flamm, Ph.D. Burns McClellan, Inc. klarch@burnsmc.com / rflamm@burnsmc.com